Exhibit 99.1

Volt Information Sciences Provides Update on First Quarter Business Performance

New York, NY, April 4, 2011 – Volt Information Sciences, Inc. (OTC: VISI) today provided a business update and reported selected unaudited financial information for its fiscal 2011 first quarter. The Company noted that, due to a previously announced accounting review, all numbers presented in this release are estimates.

Steven Shaw, Volt’s President and Chief Executive Officer, stated, “The Staffing Services Segment, which accounts for a majority of the Company’s total sales, had approximately $432 million of sales in the fiscal first quarter 2011 compared to approximately $361 million for the same period in 2010. On average, approximately 32,300 U.S. staffing employees were on assignment in the quarter, compared to approximately 27,100 in the first quarter of 2010.  We are very pleased with the nearly 20% increase in revenue, and the overall performance of the Staffing Segment.”

Mr. Shaw continued, “The Company continues to focus on exiting certain business lines in the Telecommunications Services Segment to eliminate losses in the segment.  As previously announced, results for the Computer Systems Segment will be reported after the accounting review is completed and financial statements are finalized. The Printing and Other Segment produced small losses in the first quarter of both 2011 and 2010 as a result of business mix.”

Liquidity

On January 30, 2011, the Company had cash and cash equivalents of approximately $71 million and an additional $31 million of cash set aside as collateral for credit lines. The Company also had approximately $100 million available from its accounts receivable securitization program. The Company’s consolidated borrowings were approximately $84 million at January 30, 2011 which includes approximately $23 million of foreign currency borrowings and $50 million drawn under the $150 million securitization program.

The Company also reported earlier this month that it had received an extension of the liquidity facility supporting the Company’s $150 million accounts receivable securitization program from June 17, 2011 to March 15, 2012.

The Company believes that it has more than ample liquidity to meet its current business requirements.

VOLT INFORMATION SCIENCES, INC.

Unaudited, Estimated Condensed Statements of Cash Flows (in Thousands)

	Three Months Ended
	January 30, 2011	January 31, 2010

Cash and cash equivalents at beginning of the period	$51,263	$118,757

Cash used in connection with restatement and related investigations	(9,647)	(1,119)
Net cash provided by all other operating activities	34,837	23,648
Net cash provided by operating activities	25,190	22,529

Net cash used in investing activities	(4,667)	(3,045)

Net cash restricted as collateral for borrowings	(669)	-
Net cash provided by (used in) all other financing activities	550	(1,987)
Net cash used in financing activities	(119)	(1,987)

Effect of exchange rate changes on cash	(315)	300
Net increase in cash and cash equivalents	20,089	17,797
Cash and cash equivalents at end of the period	$71,352	$136,554

Borrowing and Cash Positions (in Thousands)
	January 30, 2011	October 31, 2010

Cash and cash equivalents	$71,352	$51,263
Cash restricted as collateral for borrowings	31,098	30,429
Short-term investments	5,350	5,226
Total cash, cash restricted for borrowings and short-term investments	107,800	86,918

Short-term borrowings, including current portion of long-term debt
Accounts receivable securitization program	50,000	50,000
Bank loans and other	23,912	23,140
Long-term debt, excluding current portion	10,429	10,626
Total short-term borrowings and long-term debt	84,341	83,766
Cash, cash restricted for borrowings and short-term investments net of short-term borrowings and long-term debt	$23,459	$3,152

Note: Due to the pending restatement of the Company’s historical financial statements (see discussion in the release text), all financial numbers presented in this release should be considered estimates.

Preliminary Nature of Information

The financial information contained in this press release is preliminary and unaudited, and has been prepared by management based on currently available company data. This financial information is subject to change based on the completion of the Company’s ongoing review of accounting matters, the completion of its fiscal 2010 and 2009 annual financial statements, the effects of the accounting review on financial results for the fiscal years 2005 through 2008, the restatement of stockholders’ equity as of the beginning of fiscal year 2005 for the effects of adjustments prior to that year, and the completion of the audit of the financial statements by the Company’s independent accountants.  The process of restating prior years’ financial statements is expected to result in changes to the Company’s financial statements for fiscal years 2005 through 2008 due to the correction of errors in the application of certain accounting principles and methodologies that individually or in the aggregate may be material. There can be no assurance that the amounts reported today will not differ, including materially, from those reported when the Company files its 2009 and 2010 Forms 10-Ks and other reports.

Since the re-evaluation is ongoing, the Company has limited the scope of the financial information released today to the selected unaudited financial information included in this release. The Company does not expect to be in a position to announce audited financial results for fiscal 2010 or 2009 (or prior years) until appropriate accounting adjustments and restated financial statements have been finalized for 2008 and prior periods, its independent accountants have completed their audit procedures, and amended Reports on Forms 10-K and 10-Q have been filed with the SEC for the periods ended October 28, 2007 and November 2, 2008 and for quarterly periods through May 3, 2009.

Please refer to the Company’s reports filed with the SEC for further information.

About Volt Information Sciences, Inc.

Volt Information Sciences, Inc. is a leading provider of global infrastructure solutions in technology, information services and staffing acquisition for its FORTUNE 100 customer base.  Operating through an international network of servicing locations, the Staffing Services Segment fulfills IT, engineering, administrative, and industrial workforce requirements of its customers, for both professional search and temporary/contingent personnel as well as managed services programs.  Technology infrastructure services include telecommunications engineering, construction, and installation; central office services; and IT managed services and maintenance. Information-based services are primarily directory assistance, operator services, database management, and directory printing. Visit www.volt.com.

Forward-Looking Statements

This press release contains forward-looking statements.  Words such as “may,” “will,” “should,” “likely,” “could,” “seek,” “believe,” “expect,” “plan,” “anticipate,” “estimate,” “optimistic”, “confident”, “project,” “intend,” “strategy,” “designed to,” and similar expressions are intended to identify forward-looking statements about the Company’s results of operations, future plans, objectives, performance, intentions and expectations.  Forward-looking statements are subject to a number of known and unknown risks, including, among others, the timing of, and effects of the continued delay in, filing the Company’s financial statements with the Securities and Exchange Commission, general economic, competitive and other business conditions, the degree and timing of customer utilization and rate of renewals of contracts with the Company, and the degree of success of business improvement initiatives,   that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements are contained in Company reports filed with the Securities and Exchange Commission.

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Contact:
Ron Kochman
Volt Information Sciences, Inc.
voltinvest@volt.com
212-704-2400